Filed Pursuant to Rule 433

Registration Statement No. 333-275814

Issuer Free Writing Prospectus dated March 11, 2026

Relating to Preliminary Prospectus Supplement dated March 11, 2026

SALESFORCE, INC.

PRICING TERM SHEET

March 11, 2026

$3,500,000,000 4.500% Senior Notes due 2028

$4,250,000,000 4.650% Senior Notes due 2029

$3,750,000,000 4.900% Senior Notes due 2031

$2,750,000,000 5.200% Senior Notes due 2033

$4,500,000,000 5.550% Senior Notes due 2036

$1,500,000,000 6.400% Senior Notes due 2046

$3,750,000,000 6.550% Senior Notes due 2056

$1,000,000,000 6.700% Senior Notes due 2066

Issuer:	Salesforce, Inc. (the “Company”)

Trade Date:	March 11, 2026

Expected Settlement Date**:	March 13, 2026 (T+2)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ratings (Moody’s / S&P)*:	A2 (stable outlook) / A+ (negative outlook)

Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. Barclays Capital Inc. Citigroup Global Markets Inc. Wells Fargo Securities, LLC

Bookrunners:	Deutsche Bank Securities Inc. RBC Capital Markets, LLC Santander US Capital Markets LLC Morgan Stanley & Co. LLC

Senior Co-Managers:	BNP Paribas Securities Corp. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Co-Managers:	Goldman Sachs & Co. LLC MUFG Securities Americas Inc. PNC Capital Markets LLC Academy Securities, Inc. Siebert Williams Shank & Co., LLC

Title:

4.500% Senior Notes due 2028 (the “2028 Notes”)

4.650% Senior Notes due 2029 (the “2029 Notes”)

4.900% Senior Notes due 2031 (the “2031 Notes”)

5.200% Senior Notes due 2033 (the “2033 Notes”)

5.550% Senior Notes due 2036 (the “2036 Notes”)

6.400% Senior Notes due 2046 (the “2046 Notes”)

6.550% Senior Notes due 2056 (the “2056 Notes”)

6.700% Senior Notes due 2066 (the “2066 Notes” and, together with the 2028 Notes, the 2029 Notes, the 2031 Notes, the 2033 Notes, the 2036 Notes, the 2046 Notes and the 2056 Notes, the “Notes”)

Principal Amount:

2028 Notes: $3,500,000,000

2029 Notes: $4,250,000,000

2031 Notes: $3,750,000,000

2033 Notes: $2,750,000,000

2036 Notes: $4,500,000,000

2046 Notes: $1,500,000,000

2056 Notes: $3,750,000,000

2066 Notes: $1,000,000,000

Maturity Date:

2028 Notes: March 15, 2028

2029 Notes: March 15, 2029

2031 Notes: September 15, 2031

2033 Notes: March 15, 2033

2036 Notes: March 15, 2036

2046 Notes: March 15, 2046

2056 Notes: March 15, 2056

2066 Notes: March 15, 2066

Coupon (Interest Rate):	2028 Notes: 4.500% 2029 Notes: 4.650% 2031 Notes: 4.900% 2033 Notes: 5.200% 2036 Notes: 5.550% 2046 Notes: 6.400% 2056 Notes: 6.550% 2066 Notes: 6.700%

Yield to Maturity:	2028 Notes: 4.542% 2029 Notes: 4.658% 2031 Notes: 4.940% 2033 Notes: 5.238% 2036 Notes: 5.554% 2046 Notes: 6.416% 2056 Notes: 6.556% 2066 Notes: 6.706%

Spread to Benchmark Treasury:

2028 Notes: 90 basis points

2029 Notes: 100 basis points

2031 Notes: 115 basis points

2033 Notes: 125 basis points

2036 Notes: 135 basis points

2046 Notes: 160 basis points

2056 Notes: 170 basis points

2066 Notes: 185 basis points

Benchmark Treasury:

2028 Notes: 3.375% due February 29, 2028

2029 Notes: 3.500% due February 15, 2029

2031 Notes: 3.500% due February 28, 2031

2033 Notes: 3.750% due February 28, 2033

2036 Notes: 4.125% due February 15, 2036

2046 Notes: 4.625% due February 15, 2046

2056 Notes: 4.625% due November 15, 2055

2066 Notes: 4.625% due November 15, 2055

Benchmark Treasury Price and Yield:

2028 Notes: 99-15 7/8 / 3.642%

2029 Notes: 99-18 / 3.658%

2031 Notes: 98-22 1/4 / 3.790%

2033 Notes: 98-18 / 3.988%

2036 Notes: 99-11+ / 4.204%

2046 Notes: 97-18 / 4.816%

2056 Notes: 96-12 / 4.856%

2066 Notes: 96-12 / 4.856%

Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2026

Day Count Convention:	30/360

Record Dates:	March 1 and September 1

Price to Public:

2028 Notes: 99.920% of the principal amount

2029 Notes: 99.978% of the principal amount

2031 Notes: 99.809% of the principal amount

2033 Notes: 99.779% of the principal amount

2036 Notes: 99.969% of the principal amount

2046 Notes: 99.821% of the principal amount

2056 Notes: 99.921% of the principal amount

2066 Notes: 99.916% of the principal amount

Optional Redemption:

Prior to the applicable Par Call Date (described below), make-whole call at Treasury rate plus 15 basis points, in the case of the 2028 Notes, 15 basis points, in the case of the 2029 Notes, 20 basis points, in the case of the 2031 Notes, 20 basis points, in the case of the 2033 Notes, 25 basis points, in the case of the 2036 Notes, 25 basis points, in the case of the 2046 Notes, 30 basis points, in the case of the 2056 Notes, and 30 basis points, in the case of the 2066 Notes.

Par call at any time on or after the applicable Par Call Date.

Par Call Date:

2028 Notes: February 15, 2028 (one month prior to the maturity date of the 2028 Notes)

2029 Notes: February 15, 2029 (one month prior to the maturity date of the 2029 Notes)

2031 Notes: August 15, 2031 (one month prior to the maturity date of the 2031 Notes)

2033 Notes: January 15, 2033 (two months prior to the maturity date of the 2033 Notes)

2036 Notes: December 15, 2035 (three months prior to the maturity date of the 2036 Notes)

2046 Notes: September 15, 2045 (six months prior to the maturity date of the 2046 Notes)

2056 Notes: September 15, 2055 (six months prior to the maturity date of the 2056 Notes)

2066 Notes: September 15, 2065 (six months prior to the maturity date of the 2066 Notes)

CUSIP / ISIN:

2028 Notes: 79466LAQ7 / US79466LAQ77

2029 Notes: 79466LAR5 / US79466LAR50

2031 Notes: 79466LAS3 / US79466LAS34

2033 Notes: 79466LAT1 / US79466LAT17

2036 Notes: 79466LAU8 / US79466LAU89

2046 Notes: 79466LAV6 / US79466LAV62

2056 Notes: 79466LAW4 / US79466LAW46

2066 Notes: 79466LAX2 / US79466LAX29

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each rating should be evaluated independently of any other rating.

**

Note: We expect that delivery of the notes will be made to investors on or about March 13, 2026, which will be the second business day following the date of the pricing of the notes (such settlement being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such notes prior to the first business day before the scheduled settlement date will be required, by virtue of the fact that the notes will initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer will arrange to send you the prospectus supplement and accompanying prospectus if you request it by contacting J.P. Morgan Securities LLC at 1-212-834-4533 (collect); BofA Securities, Inc. toll-free at 1-800-294-1322; Barclays Capital Inc. toll-free at 1-888-603-5847; Citigroup Global Markets Inc. toll-free at 1-800-831-9146; or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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